Exhibit 99.1
FAT BRANDS INC. REPORTS THIRD QUARTER 2023 FINANCIAL RESULTS
Conference call and webcast today at 4:30 p.m. ET
LOS ANGELES (October 26, 2023) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported financial results for the fiscal third quarter ended September 24, 2023.
Andy Wiederhorn, Chairman of FAT Brands, commented, “With the acquisition of Smokey Bones early in the fourth quarter, we have grown the FAT Brands portfolio to 18 iconic restaurant brands with annualized system wide sales of $2.4 billion. Year to date through the third quarter, we have opened 96 restaurants, including 30 that opened in the third quarter, and are on track to open 150 new restaurants in 2023. We are seeing strong franchisee interest in development opportunities, having signed over 200 development agreements in 2023, bringing our total pipeline to over 1,100 units. This represents the potential for over 50% EBITDA growth over the next several years.”

Rob Rosen, Co-Chief Executive Officer of FAT Brands, commented, “While franchise interest remains high across all of our brands, we continue to be focused on the expansion of Twin Peaks. This year, we plan to open 15 to 17 new lodges, of which 11 have been opened so far. We expect to end the year with over 110 lodges, a 35% increase since acquiring the brand in 2021. Our growth pipeline includes over 125 lodges and Smokey Bones’ healthy real estate portfolio provides us with the opportunity to convert over 40 locations into Twin Peaks lodges, with the potential to significantly accelerate the growth of the brand.”

Ken Kuick, Co-Chief Executive Officer of FAT Brands, commented, “We believe there are significant opportunities on the horizon for FAT Brands. Our seasoned leadership team and strong brand management platform allow us to efficiently integrate new brands while maintaining a healthy and evolving pipeline for organic growth. These strengths position us for continued growth in the future, which will help deleverage our balance sheet.”

Fiscal Third Quarter 2023 Highlights
•Total revenue improved 6.0% to $109.4 million compared to $103.2 million in the fiscal third quarter of 2022
◦System-wide sales growth of 0.8% in the fiscal third quarter of 2023 compared to the prior year fiscal quarter
◦Year-to-date system-wide same-store sales growth of 1.3% in the fiscal third quarter of 2023 compared to the prior year
◦30 new store openings during the fiscal third quarter of 2023
•Net loss of $24.7 million, or $1.59 per diluted share, compared to $23.4 million, or $1.52 per diluted share, in the fiscal third quarter of 2022
•Adjusted EBITDA(1) of $21.9 million compared to $24.6 million in the fiscal third quarter of 2022
•Adjusted net loss(1) of $17.1 million, or $1.14 per diluted share, compared to adjusted net loss of $16.3 million, or $1.08 per diluted share, in the fiscal third quarter of 2022

(1)EBITDA, Adjusted EBITDA and adjusted net loss are non-GAAP measures defined below, under “Non-GAAP Measures”. Reconciliation of GAAP net loss to EBITDA, adjusted EBITDA and adjusted net loss are included in the accompanying financial tables.

Summary of Fiscal Third Quarter 2023 Financial Results
Total revenue increased $6.2 million, or 6.0%, in the third quarter of 2023 to $109.4 million compared to $103.2 million in the same period of 2022, driven by a 4.8% increase in royalties, a 2.0% increase in company-owned restaurant revenues, a 228.5% increase in franchise fees and an 18.9% increase in revenues from our manufacturing facility.
Costs and expenses consist of general and administrative expense, cost of restaurant and factory revenues, depreciation and amortization, refranchising net loss and advertising fees. Costs and expenses remained largely unchanged in the third quarter, increasing 0.5% in the third quarter of 2023 compared to the same period in the prior year.
General and administrative expense decreased $4.3 million, or 14.9%, in the third quarter of 2023 compared to the same period in the prior year, primarily due to the recognition of $1.0 million related to Employee Retention Credits during the third quarter of 2023 and lower professional fees related to certain litigation matters.
Cost of restaurant and factory revenues increased $3.9 million, or 7.1%, in the third quarter of 2023 compared to the same period in the prior year, primarily due to Employee Retention Credits recognized during the third quarter of 2022 and higher company-owned restaurant and dough factory revenues.
Depreciation and amortization increased $0.1 million, or 2.1% in the third quarter of 2023 compared to the same period in the prior year, primarily due to depreciation of new property and equipment at company-owned restaurant locations.
Advertising expenses in the third quarter of 2023 increased $0.5 million compared to the prior year period. These expenses vary in relation to advertising revenues.
Total other expense, net, for the third quarter of 2023 and 2022 was $32.6 million and $23.9 million, respectively, which is inclusive of interest expense of $29.7 million and $24.5 million, respectively. Total other expense, net for the third quarter of 2023 also included a $2.7 million net loss on extinguishment of debt.
Adjusted net loss(1) of $17.1 million, or $1.14 per diluted share, compared to adjusted net loss of $16.3 million, or $1.08 per diluted share, in the fiscal third quarter of 2022.
Key Financial Definitions
New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.
Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open and in the FAT Brands system for at least one full fiscal year. For stores that were temporarily closed, sales in the current and prior period are adjusted accordingly. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Additionally, when we acquire a brand, it may take several months to integrate fully each location of said brand into the FAT Brands platform. Thus, we do not include stores in the comparable base until they have been open and in the FAT Brands system for at least one full fiscal year.
System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.

Conference Call and Webcast
FAT Brands will host a conference call and webcast to discuss its fiscal third quarter 2023 financial results today at 4:30 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, Chairman of the Board, and Ken Kuick, Co-Chief Executive Officer and Chief Financial Officer.
The conference call can be accessed live over the phone by dialing 1-844-826-3035 from the U.S. or 1-412-317-5195 internationally. A replay will be available after the call until Thursday, November 16, 2023, and can be accessed by dialing 1-844-512-2921 from the U.S. or 1-412-317-6671 internationally. The passcode is 10183290. The webcast will be available at www.fatbrands.com under the “Investors” section and will be archived on the site shortly after the call has concluded.
About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets, and develops fast casual, quick-service, casual dining, and polished casual dining concepts around the world. The Company currently owns 18 restaurant brands: Round Table Pizza, Fatburger, Marble Slab Creamery, Johnny Rockets, Fazoli’s, Twin Peaks, Smokey Bones, Great American Cookies, Hot Dog on a Stick, Buffalo’s Cafe & Express, Hurricane Grill & Wings, Pretzelmaker, Elevation Burger, Native Grill & Wings, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses and franchises and owns approximately 2,300 units worldwide. For more information, please visit www.fatbrands.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, estimates of future EBITDA, the timing and performance of new store openings, future reductions in cost of capital and leverage ratio, our ability to conduct future accretive acquisitions and our pipeline of new store locations. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents that we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this press release.
Non-GAAP Measures (Unaudited)
This press release includes the non-GAAP financial measures of EBITDA, adjusted EBITDA and adjusted net loss.
EBITDA is defined as earnings before interest, taxes, and depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors, and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net loss as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.
Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising loss, impairment charges, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.
Adjusted net loss is a supplemental measure of financial performance that is not required by or presented in accordance with GAAP. Adjusted net loss is defined as net loss plus the impact of adjustments and the tax effects of such adjustments. Adjusted net loss is presented because we believe it helps convey supplemental information to investors regarding our performance, excluding the impact of special items that affect the comparability of results in past quarters to expected results in future quarters. Adjusted net loss as presented may not be comparable to other similarly titled measures of other companies, and our presentation of adjusted net loss should not be construed as an inference that our future results will be unaffected by excluded or unusual items. Our management uses this non-GAAP financial measure to analyze changes in our underlying business from quarter to quarter based on comparable financial results.

Reconciliations of net loss presented in accordance with GAAP to EBITDA, adjusted EBITDA and adjusted net loss are set forth in the tables below.

Investor Relations:
ICR
Michelle Michalski
ir-fatbrands@icrinc.com
646-277-1224
Media Relations:
Erin Mandzik
emandzik@fatbrands.com
860-212-6509

FAT Brands Inc. Consolidated Statements of Operations

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands)	September 24, 2023	September 25, 2022	September 24, 2023	September 25, 2022

Revenue
Royalties	$23,930	$22,833	$69,166	$65,396
Restaurant sales	62,578	61,352	187,957	179,473
Advertising fees	9,960	9,479	28,979	28,408
Factory revenues	9,323	7,839	28,174	24,588
Franchise fees	2,477	754	4,042	2,763
Other revenue	1,098	965	3,503	2,782
Total revenue	109,366	103,222	321,821	303,410

Costs and expenses
General and administrative expense	24,458	28,751	62,820	74,188
Cost of restaurant and factory revenues	59,168	55,257	177,757	159,901
Depreciation and amortization	7,040	6,895	21,217	20,076
Refranchising loss	408	122	746	1,123
Acquisition costs	—	—	—	383
Advertising fees	11,671	11,185	33,808	33,038
Total costs and expenses	102,745	102,210	296,348	288,709

Income from operations	6,621	1,012	25,473	14,701

Other (expense) income, net
Interest expense	(25,319)	(19,504)	(70,417)	(57,530)
Interest expense related to preferred shares	(4,417)	(4,967)	(13,771)	(11,681)
Net loss on extinguishment of debt	(2,723)	—	(2,723)	—
Other (expense) income, net	(128)	538	137	3,919
Total other expense, net	(32,587)	(23,933)	(86,774)	(65,292)

Loss before income tax (benefit) provision	(25,966)	(22,921)	(61,301)	(50,591)

Income tax (benefit) provision	(1,310)	516	2,572	4,789

Net loss	$(24,656)	$(23,437)	$(63,873)	$(55,380)

Net loss	$(24,656)	$(23,437)	$(63,873)	$(55,380)
Dividends on preferred shares	(1,794)	(1,661)	(5,175)	(4,975)
	$(26,450)	$(25,098)	$(69,048)	$(60,355)

Basic and diluted loss per common share	$(1.59)	$(1.52)	$(4.17)	$(3.67)
Basic and diluted weighted average shares outstanding	16,613,840	16,528,327	16,553,528	16,441,555
Cash dividends declared per common share	$0.14	$0.14	$0.42	$0.40

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands)	September 24, 2023	September 25, 2022	September 24, 2023	September 25, 2022

Net loss	$(24,656)	$(23,437)	$(63,873)	$(55,380)
Interest expense, net	29,736	24,471	84,188	69,211
Income tax (benefit) provision	(1,310)	516	2,572	4,789
Depreciation and amortization	7,040	6,895	21,217	20,076
EBITDA	10,810	8,445	44,104	38,696
Bad debt (recovery) expense	(630)	5,520	(12,701)	5,943
Share-based compensation expenses	1,096	2,035	2,668	6,081
Non-cash lease expenses	558	929	1,232	1,670
Acquisition costs	—	—	—	383
Refranchising loss	408	122	746	1,123
Litigation costs	4,780	6,906	19,448	14,170
Severance	—	—	1,036	526
Net loss (gain) related to advertising fund deficit	1,591	(7)	4,365	3
Net loss on extinguishment of debt	2,723	—	2,723	—
Pre-opening expenses	537	602	577	602
Adjusted EBITDA	$21,874	$24,552	$64,197	$69,197

FAT Brands Inc. Adjusted Net Loss Reconciliation

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
(In thousands, except share and per share data)	September 24, 2023	September 25, 2022	September 24, 2023	September 25, 2022

Net loss	$(24,656)	$(23,437)	$(63,873)	$(55,380)
Refranchising loss	408	122	746	1,123
Acquisition costs	—	—	—	383
Net loss on extinguishment of debt	2,723	—	2,723	—
Litigation costs	4,780	6,906	19,448	14,170
Severance	—	—	1,036	526
Tax adjustments, net (1)	(398)	158	1,365	1,534
Adjusted net loss	$(17,143)	$(16,251)	$(38,555)	$(37,644)

Net loss	$(24,656)	$(23,437)	$(63,873)	$(55,380)
Dividends on preferred shares	(1,794)	(1,661)	(5,175)	(4,975)
	$(26,450)	$(25,098)	$(69,048)	$(60,355)

Adjusted net loss	$(17,143)	$(16,251)	$(38,556)	$(37,644)
Dividends on preferred shares	(1,794)	(1,661)	(5,175)	(4,975)
	$(18,937)	$(17,912)	$(43,731)	$(42,619)

Loss per basic and diluted share	$(1.59)	$(1.52)	$(4.17)	$(3.67)
Adjusted net loss per basic and diluted share	$(1.14)	$(1.08)	$(2.64)	$(2.59)

Weighted average basic and diluted shares outstanding	16,613,840	16,528,327	16,553,528	16,441,555
(1) Reflects the tax impact of the adjustments using the effective tax rate for the respective periods.